Exhibit 99.1

NEW YORK, October 15, 2014

Voya Financial Announces Leadership Change for Retirement Solutions Business

Voya Financial, Inc. (NYSE: VOYA) announced today that, effective immediately, the company’s Retirement Solutions business, which consists of the Retirement and Annuities segments, will be led directly by Voya Financial Chairman and CEO Rodney O. Martin, Jr.

“Over the past few years, we have made significant progress toward achieving our long-term objectives and our vision to be America’s Retirement Company,” said Martin. “In considering the significant role that our Retirement Solutions business plays both in our financial performance and in our value proposition, at this time I have decided to directly oversee the next phase of the businesses’ growth and expansion.”

In connection with this change, Maliz Beams, most recently the CEO of Voya Financial’s Retirement Solutions business, is leaving the company to pursue other opportunities.

“I am grateful to Maliz for her many contributions to Voya Financial over the past several years, including the important role she played in our transformation efforts and in helping our clients with their retirement readiness needs,” added Martin. “She has been an active participant in helping us create value for our customers and shareholders, and I wish her the very best in her future endeavors.

“As one of the largest retirement solutions providers in the U.S., we have a tremendous opportunity to positively impact Americans’ retirement readiness. I am committed to ensuring that we continue to leverage the full breadth of our capabilities, our scale, and the current demographic trends as we strive to establish Voya Financial as the company of choice for helping Americans with their asset accumulation, asset protection, and asset distribution needs.

“We remain committed to our 2016 return on capital (ROC) and return on equity (ROE) targets, including our ROC targets for the Retirement and Annuities segments. We continue to believe that, through the execution of our more than 30 margin, growth, and capital initiatives, we can achieve our 2016 Ongoing Business operating ROE target of 12-13%, as well as our Ongoing Business operating ROC target of 10-11%,” added Martin.

Voya Financial’s Ongoing Business includes Retirement Solutions (Retirement and Annuities), Investment Management, and Insurance Solutions (Employee Benefits and Individual Life).

Media Contact:	Investor Contact:

Christopher Breslin	Darin Arita
(212) 309-8941	(212) 309-8999
Christopher.Breslin@voya.com	IR@voya.com

About Voya Financial

Voya Financial, Inc. (NYSE: VOYA), formerly ING U.S., is composed of premier retirement, investment and insurance companies serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement CompanyTM and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, Voya provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately 7,000 employees, Voya is grounded in a clear mission to make a secure financial future possible — one person, one family, one institution at a time. For more information, visit http://voya.com or view our Voya Financial Interactive Company Profile. Follow Voya Financial on Facebook and Twitter @Voya.

# # #

2